UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

•                  Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in my December 1, 2005, e-mail memorandum.

•                  Outline the experience and credentials of the nominees recommended by the Committee in order to provide you with background information about the candidates.

•                  Outline the next steps for electing Board members so you can actively participate in the election process.

•                  Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the President, two Directors, and two employee stockholder representatives who are not Directors.  This year, the Committee included Bill Dehn (Director), Tom Searle (Director), Bob Allen (Non-Director), Greg McIntyre (Non-Director) and Ralph Peterson (Non-voting Chair).

The Nominating Committee met on December 12, 2005, to consider all of the candidates and the input received from our employees.  The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership.  In considering potential candidates, the Nominating Committee discussed candidates for the positions of the three employee-Directors whose terms are expiring (Ralph Peterson, Catherine Santee, Tom Searle).

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 9, 2006:

1.               Mark Lasswell, President – OMI Business Group

2.               Joan Miller, Sr. Vice President - Client Development for all Business Groups in the Industrial Client Group

3.               Ralph Peterson, Chairman, CEO and President

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following employee-Directors and their terms of office:

Director	Term Expiration
Bill Dehn	2007
Don Evans	2007
Sue King	2007
Bob Bailey	2008
Bob Card	2008
Jim Ferris	2008
Mark Lasswell	2009
Joan Miller	2009
Ralph Peterson	2009

Brief personal background descriptions for Mark Lasswell, Joan Miller, and Ralph Peterson, and comments on the Nominating Committee’s rationale in proposing them for Board membership, follow.

Mark Lasswell

Mark Lasswell is currently the President of CH2M HILL - OMI, a position he has held for the past two years. Prior to this assignment, Mark was Senior Vice President of Business Development and Technology for the Water Business Group.  Mark’s professional experience is extensive, including planning, design, and construction of water and wastewater collection and treatment systems, both for private developers and for a wide array of municipal clients.  With over 25 years of experience, Mark will bring seasoned judgment, an enterprise-wide perspective, and a positive and constructive attitude to the Board of Directors.

Joan Miller

Joan has spent her entire 25-year career with CH2M HILL, serving in many capacities of management, planning, business and client development, and project management, for both federal and industrial clients.  Currently, she is the Senior Vice President for Client Development for the seven Business Groups in the Industrial Client Group, where among her other responsibilities she leads the ICG Strategic Account Program.  She was recently named Corporate Woman of the Year by the Colorado Women’s Vision Foundation, recognizing her work with recruiting, development, and retention of women in CH2M HILL.  Her knowledge of the firm, understanding of government and private sector clients, and leadership capabilities will make her an ideal Board member.

Ralph Peterson

Ralph is proposed to continue in his current position as an employee-Director and he would thus continue in his capacity as Chairman of the Board.  With over 40 years as a CH2M HILL employee, Ralph has served in numerous project, technical and executive management roles throughout the firm.  He has broad experience with all aspects of CH2M HILL’s family of companies.  He has been in his current capacity as Chief Executive Officer for the past 15 years and he has served as a Director for various terms beginning in 1981.

Among its other considerations, the Committee placed great weight on Ralph’s experience and continuity as a Board member, as well as the desire to enable his continued service as Board

Chair.  Our longstanding practice has been to ensure a mix of experienced and newer Board members.  Retaining Ralph enhances the desired Board continuity. A prerequisite to Ralph’s continued service as Board Chair is his retention as a director.

Next Steps in the Nominating Process

As provided by CH2M HILL’s Bylaws, after the issuance of this notice, 30 days are allowed for the nomination of additional employee Director candidates.  To nominate a Director, you must submit a petition signed by stockholders representing at least ten percent of the common stock outstanding.  Petitions for additions to the Nominating Committee slate must be submitted to the Assistant Secretary of the corporation (Liz McAdams/DEN) on or before the expiration of the 30-day period (January 23, 2006).  Since CH2M HILL is registered with the SEC, the petition nomination process is subject to specific SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates.  Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous.  The input from this year’s selection process becomes the starting point for next year’s nominating process.  Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.

This announcement, provided as required by CH2M HILL’s Bylaws, is not intended to solicit votes for Board of Directors members.  In April 2006, all shareholders will receive a formal proxy statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 9, 2006.  Please read that proxy statement carefully for additional information on topics covered by this announcement (the proxy statement will also be available at no cost on the Securities and Exchange Commission’s (SEC) web site at www.sec.gov.  Current share ownership of our Directors and proposed Director-nominees is available upon request from Liz McAdams/DEN, Assistant Corporate Secretary.